Sub-Items 77I & 77Q1(d). Terms of New or Amended Securities

Strategic Funds, Inc. (the “Company”) Dreyfus MLP Fund Dreyfus Select Managers Small Cal Value Fund Dreyfus U.S. Equity Fund Global Stock Fund International Stock Fund (the “Funds”)

Effective February 1, 2016, the Board of Directors of the Company, on behalf of each Fund, approved the following proposals:

•         A proposal to limit the availability of certain Fund share classes and sales load waivers or reductions pursuant to “grandfathering” provisions described in each Fund's Prospectus and/or Statement of Additional Information to shareholders who purchase Fund shares through the Funds' distributor;

•         A proposal to modify or eliminate certain front-end sales load waivers with respect to purchases of Class A shares of the Funds and modify or eliminate certain contingent deferred sales charge waivers with respect to redemptions of Class A and Class C shares of the Funds; and

•         A proposal to modify the Funds' exchange and related shareholder privileges.

These changes were reflected in a Supplement to each Fund's Prospectus, filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2015 pursuant to Rule 497(e) under the Securities Act of 1933, as amended.

            The Funds' revised 18f-3 Plan was filed with the SEC on January 25, 2016, as Exhibit (n)(2) to Post-Effective Amendment No. 117 to the Company’s Registration Statement and is incorporated by reference herein.

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Sub-Items 77I & 77Q1(d). Terms of New or Amended Securities

Strategic Funds, Inc. (the “Company”) Dreyfus MLP Fund Dreyfus Select Managers Small Cal Value Fund Dreyfus U.S. Equity Fund Global Stock Fund International Stock Fund (the “Funds”)

Effective March 1, 2016, the Board of Directors of the Company, on behalf of each Fund, approved a proposal to modify the eligibility requirements of each Fund's' Class Y shares.

These changes were reflected in a Supplement to each Fund's Prospectus, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2016 pursuant to Rule 497(e) under the Securities Act of 1933, as amended.

The Funds' revised Rule 18f-3 Plan was filed with the SEC on March 10, 2016 as Exhibit (n) to Post-Effective Amendment No. 119 to the Company’s Registration Statement and is incorporated by reference herein.

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